EXHIBIT 99.7

                        LETTER OF KELLER & COMPANY, INC.
                       WITH RESPECT TO SUBSCRIPTION RIGHTS










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July 9, 1998


The Board of Directors
Home Federal Savings and Loan Association of Niles
55 N. Main Street
Niles, Ohio  44446

Re: Subscription Rights - Conversion of Home Federal Savings and Loan Association of Niles
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Gentlemen:

The purpose of this letter is to provide an opinion of the value of the subscription rights of the "to be issued" common stock of First Niles Financial, Inc. (the "Corporation"), Niles, Ohio in regard to the conversion of Home Federal Savings and Loan Association of Niles ("Home Federal" or the "Association") from a federal-chartered mutual savings and loan association to a federal-chartered stock savings and loan association.

Because the Subscription Rights to purchase shares of Common Stock in First Niles Financial, Inc., which are to be issued to the depositor of Home Federal Savings and Loan Association of Niles, and the other members of the Association and will be acquired by such recipients without cost, will be nontransferable and of short duration and will afford the recipients the right only to purchase shares of Common Stock at the same price as will be paid by members of the general public in a Direct Community Offering, we are of the opinion that:

     (1) The Subscription Rights will have no ascertainable fair market value, and;

     (2) The price at which the Subscription Rights are exercisable will not be more or less than the fair market value of the shares on the date of the exercise.

Further, it is our opinion that the Subscription Rights will have no economic value on the date of distribution or at the time of exercise, whether or not a community offering takes place.



Sincerely,


KELLER & COMPANY, INC.


/s/ Michael R. Keller
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Michael R. Keller
President